                                                       Exhibit 11
                            DATA SWITCH CORPORATION
                     COMPUTATION OF EARNINGS (LOSS) PER SHARE
                          (000's except per share data)

                                 1994           1993         1992
                                 ____           ____         ____
Primary

Shares outstanding at
the beginning of the period    12,176         12,041       11,797

Weighted average number of
shares issued and issuable
share equivalents                 182             79          196
                              _______         _______      _______
Weighted average number
of common shares outstanding   12,358         12,120       11,993
                              =======         =======      =======

Net income (loss)            $  2,563       $ (1,993)     $(1,013)
                             ========       =========     ========
Primary earnings (loss)
per share                    $   0.21       $  (0.16)     $ (0.08)
                             ========       =========     ========
Fully Diluted

Shares outstanding at
the beginning of the period    12,176         12,041       11,797

Weighted average number of
shares issued and issuable
share equivalents                 197            237          225

Assumed conversion of
debentures                      2,820          2,820        2,820
                             _________      _________     ________
Weighted average number of
common shares outstanding
as adjusted for full
dilution                       15,193         15,098       14,842
                             =========      =========     ========
Net income (loss)
                             $  2,563       $ (1,993)     $(1,013)

Adjustment for interest,
net of tax, on convertible
debentures                        972            972          972
                             _________      _________      _______
Adjusted net income (loss)   $  3,535       $ (1,021)      $  (41)

Fully diluted earnings
(loss) per share             $   0.23       $  (0.07)      $(0.00)

(a) These calculations are submitted in accordance with SEC Release No. 9083, although they are not in accordance with APB opinion No. 15 because the additional incremental shares are anti-dilutive and increase/decrease the reported net income (loss) per share.